Exhibit 5.1

MILNER HOUSE 18 PARLIAMENT STREET P.O. BOX HM 1561 HAMILTON HM FX BERMUDA TELEPHONE: (441) 295-4630 FAX: (441) 292-7880 WEBSITE: WWW.CHW.COM

19th July, 2006

AmerInst Insurance Group, Ltd.

c/o USA Risk Group (Bermuda) Ltd.

Windsor Place, 18 Queen Street, 2nd Floor

P.O. Box HM 1601, Hamilton, Bermuda, HMGX

Dear Sirs,

AmerInst Insurance Group, Ltd. (the “Company”) -Registration Statement on Form S-3

We have acted as special counsel for the Company in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3, (the “Registration Statement”) relating to the registration of subscription rights covering the purchase of up to 995,253 common shares of the Company, par value $1.00 per share being offered pursuant to the terms of the Registration Statement. The first 322,587 common shares being sold in the rights offering pursuant to the Registration Statement are to be sold by the Company’s indirect wholly owned subsidiary, AmerInst Investment Company, Ltd. (“Investco Shares”). If subscriptions are received by the Company for more than the Investco Shares, such excess number will consist of newly issued common shares of the Company (which shall not exceed 672,666) (the “Company Shares”).

For the purposes of giving this opinion we have examined and relied upon:

(i)	A copy of the Registration Statement;

(ii)	A copy of the share register of the Company as certified by Butterfield Fund Services Ltd., the Registrar and Transfer Agent of the Company on July 19th, 2006;

(iii)	A copy of a resolution of the Board of Directors of Investco approving the sale of Investco Shares contemplated by the Registration Statement as certified by the Secretary of the Company on 1st June, 2006;

(iv)	A copy of the resolutions of the Board of Directors and shareholders of the Company approving an increase in the authorized capital of the Company as certified by the Secretary of the Company on 1st June, 2006;

June 2006

(v)	A copy of an extract of resolutions of the Board of Directors of the Company passed on 2nd March 2006 in connection with a share dividend to shareholders of record as certified by the Secretary of the Company on 14th June, 2006; and

(vi)	A copy of the resolutions of the Board of Directors of the Company approving the rights offering as contemplated by the Registration Statement.

We have also made such enquiries as to questions of Bermuda law and satisfied ourselves as to such matters of fact, as we have deemed necessary in order to render the opinions set forth below.

Based on the foregoing, we are of the opinion that:

1. The Company is duly incorporated and validly existing under the laws of Bermuda.

2. The Company Shares have been legally authorized and, upon subscription and payment by the Shareholders pursuant to the terms set forth in the Registration Statement and the receipt by the Company of the subscription proceeds, the Company Shares will be legally issued, fully paid and non-assessable in the sense that no further amounts will be due and payable on the Company Shares.

3. The Investco Shares are legally issued, fully paid and non-assessable in the sense that no further amounts will be due and payable on the Investco Shares.

This opinion is given on the basis of Bermuda law in existence as at the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act. This opinion is not to be otherwise used, circulated, quoted or referred to for any other purpose or relied upon by any other person without our express written permission.

Yours faithfully,

COX HALLETT WILKINSON